Exhibit 99.1

PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

FOURTH QUARTER EARNINGS

QUAKERTOWN, PA (January 29, 2014) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the fourth quarter of 2013 of $1,962,000, or $0.60 per share on a diluted basis compared to net income of $2,125,000, or $0.66 per share on a diluted basis, for the same period in 2012.

For the year ended December 31, 2013, net income was $8,392,000, or $2.57 per share on a diluted basis. This compares to 2012 net income of $9,175,000, or $2.86 per share on a diluted basis. For the year 2013 the rate of return on average assets and average shareholders’ equity was 0.91% and 10.95%, respectively, compared with 1.03% and 13.07%, respectively, for the year 2012.

Total assets as of December 31, 2013 were $932,883,000, compared with $939,115,000 at September 30, 2013 and $919,874,000 at December 31, 2012. A late fourth quarter increase in loan demand resulted in an 11.6% annualized increase in total loans compared to the third quarter of 2013. Total loans at December 31, 2013 were $501,716,000, compared with $487,537,000 at September 30, 2013 and $477,733,000 at December 31, 2012, and total deposits at December 31, 2013 were $814,532,000, compared with $827,952,000 at September 30, 2013 and $801,638,000 at December 31, 2012.

“We are pleased with another solid year of financial performance particularly in light of the challenging interest rate and business environment,” stated David W. Freeman, President and Chief Executive Officer. “The decrease in 2013 earnings versus 2012 was mainly the result of a decline in the net interest margin from 3.36% to 3.09%. This past quarter saw improved lending activity which we believe will help stabilize the net interest margin.”

Mr. Freeman continued, “During 2013 two new branches in Colmar and Warminster were opened and QNB-Mobile Check Deposit for consumers was introduced. QNB Financial Services, our wealth management and brokerage business, exceeded $30 million in assets under management in its first year of operation. With improved prospects for loan growth, continued improvement in asset quality, an expansion of our market area with the two new branches and a strong source of non-interest income from QNB Financial Services, we believe we are well positioned for a successful 2014.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended December 31, 2013 totaled $6,430,000, a decrease of $165,000, or 2.5%, from the same period in 2012. Net interest income continues to be negatively impacted by declining yields on earning assets resulting from the prolonged low interest rate environment and the extremely competitive interest rate environment for loans. Partially offsetting the impact of declining asset yields on net interest income was the growth in earning assets, primarily loans.

The net interest margin for the fourth quarter of 2013 was 3.04% compared to 3.19% for the fourth quarter of 2012 and 3.04% for the linked quarter. The historically low interest rate environment of the past few years continues to impact the net interest margin. During the beginning of this interest rate cycle, funding costs declined at a faster pace and to a greater degree than rates on earning assets resulting in an increasing net interest margin. However, since the second quarter of 2011 this trend has reversed as funding costs have approached bottom while yields on earning assets continue to reprice lower resulting in a decline in the net interest margin. The growth in municipal deposit balances during the third quarter of 2013 and the investment of these deposits into short-term agency and mortgage-backed securities also impacted the margin, as these transactions while increasing incremental net interest income do so at a significantly tighter interest rate spread.

The yield on earning assets declined 27 basis points from 3.83% for the fourth quarter of 2012 to 3.56% for the fourth quarter of 2013. When comparing the change in the yield on earning assets between the two quarters, loans and investment securities declined from 4.99% and 2.53%, respectively, for the fourth quarter of 2012 to 4.56% and 2.42%, respectively, for the fourth quarter of 2013, a decline of 43 basis points and 11 basis points, respectively. The cost of interest-bearing liabilities declined by 13 basis points from 0.73% for the fourth quarter of 2012 to 0.60% for the fourth quarter of 2013. The interest rate paid on interest-bearing deposits declined by 14 basis points to 0.58% for the fourth quarter of 2013 compared to the fourth quarter of 2012.

Average earning assets for the fourth quarter of 2013 were $902,662,000, an increase of $14,908,000, or 1.7%, compared with the same period in 2012. Average investment securities for the fourth quarter of 2013 were virtually unchanged at $404,832,000 compared to $404,292,000 for the fourth quarter of 2012. In comparison, average loans for the fourth quarter of 2013 were $488,924,000, an increase of $11,496,000, or 2.4%, from the fourth quarter of 2012 and average interest-bearing cash was $7,124,000 for the fourth quarter of 2013, an increase of $3,179,000 from the fourth quarter of 2012.

Funding this growth in earning assets was an increase in deposits. Average deposits for the fourth quarter of 2013 were $816,932,000, an increase of $9,667,000, or 1.2%, from the corresponding quarter in 2012. QNB has developed significant relationships with many of the school districts and municipalities in the communities it serves. During the third quarter of each year these entities deposit tax receipts resulting in seasonal growth in QNB’s deposit balances. These deposits are generally withdrawn over the following three quarters as these entities use the funds for operations. Average interest-bearing municipal demand accounts increased $41,364,000, or 47.3%, to $128,837,000 for the fourth quarter of 2013 compared to the same period in 2012. Also contributing to the growth in average deposits when comparing the fourth quarters of 2013 and 2012 was an $11,786,000, or 6.1%, increase in average savings account balances, primarily QNB’s eSavings product which pays a very competitive rate of interest. The Bank continues to successfully open new business and consumer checking accounts which not only impacts balances but also provides an opportunity for fee income. Average interest-bearing demand accounts and average non-interest bearing demand accounts increased $8,522,000, or 8.5%, and $5,495,000, or 7.8%, respectively, when comparing the two quarters. Offsetting a portion of this growth in funding was a decline in average time deposits of $33,574,000, or 12.2%, and a reduction in average money market accounts of $23,926,000, or 29.4%, comparing the fourth quarter 2013 with the same period in 2012.

For the year ended December 31, 2013 net interest income was $25,551,000, a decrease of $1,349,000, or 5.0%, from the $26,900,000 reported for 2012. Comparing the annual periods, in addition to the factors that were discussed in the analysis of the quarterly comparison above, there was also a change in the mix of earning assets to be more dependent upon investment securities, which generally earn a lower yield than loans.

The net interest margin for 2013 was 3.09%, a decrease of 27 basis points from the 3.36% reported for 2012. When comparing the years ended December 31, 2012 and 2013, the average rate earned on earning assets declined 45 basis points from 4.11% to 3.66%. Contributing to the overall decrease in the net interest margin and yield on earning assets was the decline in the yield on loans of 47 basis points to 4.72% and investment securities by 40 basis points to 2.46%. In comparison, the interest rate paid on total average interest-bearing liabilities declined 21 basis points from 0.86% for 2012 to 0.65% for 2013 with the average rate paid on interest-bearing deposits declining 18 basis points from 0.82% to 0.64% comparing the same periods. The decline in the yield on earning assets as well as in the cost of deposits again reflects the impact of the long period of historically low interest rates.

For the year ended December 31, 2013 average earning assets increased by $27,570,000, or 3.2%, with average loans increasing $2,050,000, or 0.4%, and average investment securities increasing $27,032,000, or 7.4%. Over this same period average funding sources increased $23,447,000, or 2.9%, with average total deposits increasing $23,055,000, or 2.9%. The increase in average deposits was centered in savings accounts, interest-bearing demand deposits and municipal deposits.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB closely monitors the quality of its loan portfolio and considers many factors when performing a quarterly analysis of the appropriateness of the allowance for loan losses and calculating the required provision for loan losses. This analysis considers a number of relevant factors including: specific impairment reserves, historical loan loss experience, general economic conditions, levels of and trends in delinquent and non-performing loans, levels of classified loans, trends in the growth rate of loans and concentrations of credit.

QNB recorded a provision for loan losses of $150,000 in the fourth quarter of 2013 compared to $300,000 in the fourth quarter of 2012. For the years ended December 31, 2013 and 2012 the provision for loan losses was $400,000 and $900,000, respectively. The lower provision for both the fourth quarter and full year reflects the reduction in classified loans, an improvement in delinquency levels and a reduction in specific impairment reserves. Net loan charge-offs were $220,000 for the fourth quarter of 2013, or 0.17% annualized of total average loans, compared with $245,000 for the fourth quarter of 2012, or 0.20% annualized of total average loans. For the years ended December 31, 2013 and 2012 net loan charge-offs were $1,247,000, or 0.26%, and $369,000, or 0.08%, respectively. The majority of charge-offs recorded during 2013 had specific reserves established during the allowance for loan loss calculation process prior to the ultimate decision to charge-off the loan.

QNB's allowance for loan losses of $8,925,000 represents 1.78% of total loans at December 31, 2013 compared to an allowance for loan losses of $9,772,000, or 2.05% of total loans at December 31, 2012.

Asset quality has improved over the past year with total non-performing assets of $20,308,000 at December 31, 2013 compared with $24,273,000 at December 31, 2012. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-accrual pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and troubled debt restructured loans were $15,414,000, or 3.07% of total loans, at December 31, 2013 compared with $21,150,000, or 4.43% of total loans, at December 31, 2012. Loans on non-accrual status were $13,453,000 at December 31, 2013 compared with $18,572,000 at December 31, 2012. Most of the reduction in non-accrual loans can be attributed to improved financial performance by several borrowers which enabled these loans to be placed back on accrual status. In cases where there is a collateral shortfall on non-accrual loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. Of the total amount of non-accrual loans at December 31, 2013, $11,126,000, or 82.7% of the loans classified as non-accrual, are current or past due less than 30 days as of the end of the year. In addition to the marked improvement in total non-performing loans, loans classified as substandard or doubtful, which includes non-performing loans, continue to improve. At December 31, 2013 substandard or doubtful loans totaled $38,823,000, a reduction of $6,691,000, or 14.7%, from the $45,514,000 reported as of December 31, 2012.

QNB had other real estate owned and other repossessed assets of $2,825,000 as of December 31, 2013 compared with $1,161,000 at December 31, 2012. Included in other real estate owned at December 31, 2013 is one property with a fair value of $2,325,000 with a pending agreement of sale. Non-accrual pooled trust preferred securities are carried at fair value which was $2,069,000 and $1,962,000 at December 31, 2013 and 2012, respectively. The increase in the value of non-accrual pooled trust preferred securities reflects an improvement in the fair value of these securities and not the purchase of additional securities.

Non-Interest Income

Total non-interest income was $1,273,000 for the fourth quarter of 2013, a decrease of $119,000, or 8.5%, compared with the same period in 2012. A reduction in gains recognized on the sale of residential mortgages and investment securities were the primary reasons for the decline in total non-interest income. A significant increase in mid-term and long-term treasury rates beginning in June 2013 was a key contributor to the lower gains recorded. Net gains on the sale of residential mortgages declined $175,000, or 72.6% to $66,000, when compared to the same quarter in 2012. The prior year benefited from historically low mortgage rates which contributed to a significantly higher level of refinancing activity as well as the amount of gains recorded on the sale of these mortgages. Net gains on investment securities declined $79,000 to $5,000 when comparing the two quarters. Partially offsetting these lower level of gains recorded was higher retail brokerage and advisory income which contributed an additional $133,000 when comparing the two quarters. During the fourth quarter of 2012, QNB changed vendors and now provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor. There has been a significant increase in revenue, as well as expense, resulting from this change as the advisors are now QNB employees.

Total non-interest income for the years ended December 31, 2013 and 2012 was $5,813,000 and $5,409,000, respectively, an increase of $404,000, or 7.5%. Retail brokerage income was the largest contributor to the overall increase compared to prior year with an increase of $484,000. Net gain on investment securities accounted for $247,000 of the increase from 2012. There were $824,000 in net securities gains in 2013 compared to net gains of $577,000 during 2012. Included in these figures were gains from equity securities of $629,000 and $451,000, in 2013 and 2012, respectively. The 2013 net gains were comprised of $672,000 realized on the sales of equity securities reduced by an other-than-temporary impairment (OTTI) charge of $43,000 while the 2012 net gains consisted of $556,000 of gains on the sale of equity securities reduced by OTTI charges of $105,000. Fees for services to customers increased $118,000, or 8.0%, when comparing the year ended December 31, 2103 to prior year. The primary contributor to the increase in fees for services to customers was overdraft charges, net of waived fees. Gains recognized on the sale of residential mortgage loans declined $460,000 to $425,000 due to the lower level of refinance activity and gain per sale in 2013 as discussed previously. ATM and debit card income increased $32,000 when compared to 2012 as usage continues to increase.

Other non-interest income declined by $17,000 comparing the year ended December 31, 2013 to 2012. The decline was caused by $165,000 of additional losses on the sale of other real estate owned and repossessed assets when compared to prior year. Partially offsetting this was a $148,000 increase related to mortgage servicing income. This increase was related to a partial reversal of a valuation allowance due to an improvement in the fair value of mortgage servicing rights and the impact of a slowdown in the amount of payoffs received on serviced mortgages.

Non-Interest Expense

Total non-interest expense was $5,072,000 for the fourth quarter of 2013, an increase of $60,000, or 1.2%, compared to $5,012,000 for the fourth quarter of 2012. The increase is mainly attributable to costs related to the opening of two new branch locations in the first quarter of 2013.

Total non-interest expense was $20,226,000 for the year ended December 31, 2013. This represents an increase of $601,000, or 3.1%, from the same period in 2012. Salaries and benefits expense increased $150,000, or 1.4%, with higher salary expense comprising $105,000 of the increase. The prior year included an accrual for incentive compensation of $439,000. There was no incentive compensation during 2013. Contributing to the increase in salary and benefit expense was the addition of ten full-time equivalent employees. The increase in employees was primarily related to the opening of two new branch locations in the first quarter of 2013 as well as two additional employees related to QNB Financial Services. Also contributing to the increase in total non-interest expense was a $219,000, or 7.0%, increase in net occupancy and furniture and equipment expense primarily related to an increase in equipment maintenance costs coupled with higher depreciation and amortization expense on new furniture, equipment and software. As noted above the addition of the two branches was a contributing factor in these increased costs.

Other non-interest expense increased by $222,000, or 4.1%, comparing the year ended December 31, 2013 with the same period in 2012. Marketing expenses related to advertising, public relations, research and sales promotion were $80,000 higher for the year ended December 31, 2013 compared to 2012. An increase in charitable contributions of $62,000 also contributed to the increase in other non-interest expense. QNB contributes to many not-for-profit organizations and clubs and sponsors many local events in the communities it serves.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnb.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Bret H. Krevolin
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnb.com	bkrevolin@qnb.com

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Assets	$932,883	$939,115	$910,829	$918,780	$919,874
Investment securities (AFS & HTM)	388,816	407,394	380,510	398,447	401,648
Loans receivable	501,716	487,537	489,215	477,402	477,733
Allowance for loan losses	(8,925)	(8,995)	(9,431)	(9,351)	(9,772)
Net loans	492,791	478,542	479,784	468,051	467,961
Deposits	814,532	827,952	795,913	799,814	801,638
Demand, non-interest bearing	75,987	75,123	74,682	72,140	73,685
Interest-bearing demand, money market and savings	499,000	508,770	468,058	461,772	458,719
Time	239,545	244,059	253,173	265,902	269,234
Short-term borrowings	35,156	28,058	32,851	28,873	32,488
Long-term debt	5,000	5,000	5,282	5,285	5,287
Shareholders' equity	75,625	75,743	74,236	78,450	77,623

Asset Quality Data (Period End)
Non-accrual loans	$13,453	$15,329	$17,301	$17,465	$18,572
Loans past due 90 days or more and still accruing	1	-	442	302	-
Restructured loans	1,960	4,246	4,294	4,346	2,578
Non-performing loans	15,414	19,575	22,037	22,113	21,150
Other real estate owned and repossessed assets	2,825	1,645	1,063	1,153	1,161
Non-accrual pooled trust preferred securities	2,069	2,169	2,091	1,999	1,962
Non-performing assets	$20,308	$23,389	$25,191	$25,265	$24,273

Allowance for loan losses	$8,925	$8,995	$9,431	$9,351	$9,772

Non-performing loans / Loans excluding held-for-sale	3.07%	4.01%	4.50%	4.63%	4.43%
Non-performing assets / Assets	2.18%	2.49%	2.77%	2.75%	2.64%
Allowance for loan losses / Loans excluding held-for-sale	1.78%	1.85%	1.93%	1.96%	2.05%

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Twelve months ended,
For the period:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12	12/31/13	12/31/12

Interest income	$7,606	$7,678	$7,624	$7,676	$8,015	$30,584	$33,348
Interest expense	1,176	1,226	1,288	1,343	1,420	5,033	6,448
Net interest income	6,430	6,452	6,336	6,333	6,595	25,551	26,900
Provision for loan losses	150	150	100	-	300	400	900
Net interest income after provision for loan losses	6,280	6,302	6,236	6,333	6,295	25,151	26,000
Non-interest income:
Fees for services to customers	424	435	369	366	398	1,594	1,476
ATM and debit card	383	386	378	352	369	1,499	1,467
Retail brokerage and advisory income	142	165	122	94	9	523	39
Net gain (loss) on investment securities available-for-sale	5	303	93	423	84	824	577
Net gain on sale of loans	66	36	98	225	241	425	885
Other	253	228	179	288	291	948	965
Total non-interest income	1,273	1,553	1,239	1,748	1,392	5,813	5,409
Non-interest expense:
Salaries and employee benefits	2,630	2,691	2,673	2,559	2,620	10,553	10,403
Net occupancy and furniture and equipment	858	813	832	849	815	3,352	3,133
FDIC insurance premiums	172	180	183	170	180	705	695
Other	1,412	1,439	1,403	1,362	1,397	5,616	5,394
Total non-interest expense	5,072	5,123	5,091	4,940	5,012	20,226	19,625
Income before income taxes	2,481	2,732	2,384	3,141	2,675	10,738	11,784
Provision for income taxes	519	604	490	733	550	2,346	2,609
Net income	$1,962	$2,128	$1,894	$2,408	$2,125	$8,392	$9,175

Share and Per Share Data:
Net income - basic	$0.60	$0.65	$0.58	$0.75	$0.66	$2.58	$2.87
Net income - diluted	$0.60	$0.65	$0.58	$0.74	$0.66	$2.57	$2.86
Book value	$23.12	$23.22	$22.82	$24.19	$24.05	$23.12	$24.05
Cash dividends	$0.27	$0.27	$0.27	$0.27	$0.26	$1.08	$1.04
Average common shares outstanding - basic	3,263,269	3,253,939	3,243,867	3,232,109	3,215,009	3,248,397	3,197,204
Average common shares outstanding - diluted	3,276,267	3,266,481	3,255,955	3,242,028	3,228,271	3,260,070	3,209,857

Selected Ratios:
Return on average assets	0.83%	0.90%	0.83%	1.08%	0.92%	0.91%	1.03%
Return on average shareholders' equity	9.90%	10.91%	9.99%	13.10%	11.63%	10.95%	13.07%
Net interest margin (tax equivalent)	3.04%	3.04%	3.12%	3.17%	3.19%	3.09%	3.36%
Efficiency ratio (tax equivalent)	61.96%	60.29%	63.14%	57.57%	58.83%	60.69%	57.01%
Average shareholders' equity to total average assets	8.41%	8.22%	8.35%	8.23%	7.91%	8.30%	7.86%
Net loan charge-offs	$220	$586	$20	$421	$245	$1,247	$369
Net loan charge-offs (annualized) / Average loans excluding held-for-sale	0.17%	0.48%	0.02%	0.36%	0.20%	0.26%	0.08%

Balance Sheet (Average)
Assets	$935,477	$940,924	$910,565	$905,388	$919,040	$923,188	$893,476
Investment securities (AFS & HTM)	404,832	395,471	385,379	391,853	404,292	394,423	367,391
Loans receivable	488,924	488,186	482,863	471,467	477,428	482,922	480,872
Deposits	816,932	825,552	797,661	794,781	807,265	808,839	785,784
Shareholders' equity	78,648	77,372	76,054	74,527	72,662	76,663	70,196